UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2008

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont		05701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (802) 775-0325

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Registrant has named John S. Quinn as its Senior Vice President, Chief Financial Officer and Treasurer, effective January 5, 2009.  Mr. Quinn, age 50, is joining the company from Allied Waste Industries, Inc., where he spent eight years serving in a number of key finance capacities, including Senior Vice President of Finance from 2005 to the present, Controller and Chief Accounting Officer from 2006 to 2007, and Vice President Financial Analysis and Planning from 2003 to 2006.  Mr. Quinn accepted his appointment on December 18, 2008.

In connection with the appointment of Mr. Quinn, on December 18, 2008 the Registrant and Mr. Quinn signed an employment agreement. The agreement has an initial term of three years and is automatically renewable for additional terms of one year unless terminated by either party pursuant to the terms of the agreement. Mr. Quinn is entitled to an annual base salary of $285,000. He shall be eligible for a cash bonus of up to 85% of his base salary, the issuance of additional stock options, or a combination of stock options and cash in an amount to be determined by the Compensation Committee of the Registrant’s Board of Directors prior to the conclusion of each fiscal year. Mr. Quinn also received options to purchase 150,000 shares of Class A Common Stock at the fair market value per share on the first date of his employment subject to all conditions of the Registrant’s stock option incentive plan and 12,000 restricted stock units exercisable for Class A Common Stock. The options will vest one-third on the first date of employee’s employment with the Registrant, one-third on the first anniversary of such date, and one-third on the second anniversary of such date. In recognition of foregone compensation arrangements available through his prior employment, Mr. Quinn is also entitled to a “make whole benefit” of $200,000, of which one-half is payable in cash and one-half is payable in restricted stock units exercisable for Class A common stock on the six-month anniversary of the commencement of his employment. He is entitled to relocation expenses in an amount of $105,000 payable on or before March 15, 2009. He will also receive a monthly auto allowance of $650 and a gas card related to the use of such automobile. Mr. Quinn is entitled to participate in any health benefit or other employee benefit plan available to the Registrant’s senior executives.

Mr. Quinn agreed not to compete with the Registrant for a period of one year after the termination of his employment within 100 miles of any facility operated by the Registrant during such term of employment. He also agreed that during this one-year period, he would not solicit the Registrant’s customers or accounts or other employees. In the event of a termination of Mr. Quinn’s employment without cause, the Registrant would be required to pay him an amount equal to two times the highest base salary paid to Mr. Quinn prior his termination; two times 85% of the highest base salary paid to Mr. Quinn prior his termination; an amount in cash equal to any accrued but unpaid base salary, bonus and unused vacation through the date of termination; group medical, dental, disability and life insurance benefits for two years from termination; and the accelerated vesting of any stock options or equity grants that have been issued by the Registrant to Mr. Quinn. In the event that Mr. Quinn terminates his employment with the Registrant for good reason, in which specified events occur which affect the terms of his employment, he will receive the payments described in the preceding sentence plus an additional payment intended to compensate him for excise taxes payable in connection with severance payments.

A copy of the press release announcing Mr. Quinn’s appointment is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casella Waste Systems, Inc.

Date: December 22, 2008	By:	/s/ John W. Casella
John W. Casella, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release entitled CASELLA WASTE SYSTEMS NAMES JOHN QUINN CHIEF FINANCIAL OFFICER issued by the Registrant on December 22, 2008